Exhibit 16.1

August 13, 2010

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Commissioners:

We have read the first, second and fourth paragraphs included in Item 4.01 of Form 8-K of Satcon Technology Corporation dated August 13, 2010, expected to be filed with the Securities and Exchange Commission on August 13, 2010 and are in agreement with the statements concerning our Firm in those paragraphs.

We have no basis to agree or disagree with the other statements included in such Form 8-K.

Very truly yours,

CATURANO AND COMPANY, INC.

Boston, Massachusetts